Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2017 (March 21, 2017 as to the effects of the removal of the par value from common shares, the increase in the number of shares authorized, and the share dividend described in Note 19), relating to the consolidated financial statements of Schneider National Inc., appearing in the Prospectus dated April 5, 2017 filed by Schneider National, Inc. with the Securities and Exchange Commission on April 6, 2017 pursuant to Rule 424(b)(1) of the Securities Act of 1933, in connection with the Registration Statement of Schneider National, Inc. on Form S-1 (No. 333-215244), as amended. We also consent to the reference to us under the heading “Experts” in the Reoffer Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

April 13, 2017